Exhibit 10.40

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

TOLL AGREEMENT

THIS TOLL AGREEMENT (this “Agreement”) IS MADE AND ENTERED INTO EFFECTIVE September 25 , 2009, BY AND BETWEEN REG HOUSTON , LLC (“REGH”) AND ED&F MAN BIOFUELS, INC. (“MBF”) (together the “PARTIES”).

WHEREAS, MBF is in the business of trading Feedstock (as defined below) and Biodiesel;

WHEREAS, REGH will be in the business of manufacturing and blending Biodiesel from Feedstock at its biodiesel facility located in Seabrook, TX (the “REGH Facility”); and

WHEREAS, MBF wishes to engage REGH to process certain of MBF’s Feedstock into Biodiesel, and REGH desires to accept that engagement, according to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. LBC TERMINAL:	LBC Terminal shall mean the LBC Houston, LP (“LBC”) terminal located in Seabrook, TX. The LBC Terminal is accessible by barge, rail, and tank truck.

2. FEEDSTOCK:	Feedstock shall mean Tallow that conforms to the specifications per “Attachment A” or RBD Soybean Oil that conforms to the specifications per Attachment A or D or such other feedstock to be agreed to between REGH and MBF.

Except for RBD Soy Bean Oil or Tallow that REGH is required to procure pursuant to this section, MBF shall be responsible for procurement and delivery of Feedstock to REGH at the LBC Terminal, in accordance with this Agreement. REGH will not be responsible for payment for the Feedstock and the Feedstock will remain the property of MBF, unless ownership is transferred to REGH pursuant to the provisions of Section 16(d) hereafter. Such Feedstock will be processed by REGH into Biodiesel in accordance with this Agreement. Such Feedstock, and the Biodiesel that results from the manufacturing process, will remain the property of MBF at all times. Upon the request of MBF, REGH will assist MBF in the procurement of RBD Soy Bean Oil or Tallow, and will procure RBD Soy Bean Oil or Tallow on behalf of MBF when instructed to do so by MBF. REGH will provide assistance to MBF with soybean oil basis hedging, and if requested by MBF, will promptly execute basis hedge trades on behalf of and in the name of MBF upon receipt of written instructions from MBF

*** Confidential material redacted and filed separately with the Commission.

(MBF to provide any funds required with respect to such trades). REGH will also provide information and advice on the soybean oil basis and soybean oil market expediently to MBF when requested.

3. CONTRACTUAL YIELD:	REGH will be obligated to deliver to MBF *** gallon of Biodiesel (the “Contractual Yield”) for every *** pounds of Tallow delivered by MBF to REGH (whether or not procured with the assistance of REGH) and REGH will be obligated to deliver to MBF *** gallon of Biodiesel (the “Contractual Yield”) for every *** pounds of RBD Soy Bean Oil delivered by MBF to REGH (whether or not procured with the assistance of REGH) . Such Contractual Yield shall be the sole allowance to REGH for loss of product for any reason, including, without limitation, production inefficiencies, line losses, clingage, evaporation, or accumulation.

4. BIODIESEL:	Biodiesel shall mean B100 Biodiesel that meets or exceeds the Product Specifications contained in Section 5 hereof and that was produced using Feedstock of the same type, mixture, and specifications as the Feedstock provided by MBF for use in the production thereof.

5. PRODUCT SPECIFICATION:	REGH represents and warrants that all the Biodiesel delivered to MBF will comply, at the time of delivery at the Biodiesel Delivery Point, with the Standard EN 14214 in force at the time of delivery subject to the following additions and amendments : water maximum of 350ppm, Monoglycerides 0.5 mass % Max, CFPP maximum of 12 degrees Celsius for TME, and Monoglycerides 0.5 mass % Max ,CFPP maximum of minus 3 degrees Celsius, iodine maximum 135 and cetane minimum 47 for SME, FOB specification. No additives will be combined with or added to the Biodiesel unless requested by MBF. If MBF requests that no oxidative stabilizer be added, the oxidative stability requirements of the EN14214 and ASTM D6751 specifications in force at time of delivery will be waived, provided however that REGH shall make reasonable best efforts to meet the EN14214 and ASTM D6751 oxidative stability requirements to the extent possible without the addition of any additives. REGH also represents and warrants that all Biodiesel delivered to MBF will comply, at the time of delivery at the Biodiesel Delivery Point, with the ASTM biodiesel standards in force at the time of delivery including winter cold soak requirements (with the exception of oxidative stability if MBF request that no oxidative stabilizer be added). If MBF requests the addition of oxidative stabilizer to the Biodiesel, REGH will add such oxidative stabilizer at REGH’s expense, and in the

*** Confidential material redacted and filed separately with the Commission.

case of oxidative stabilizer being added Biodiesel will meet EN14214 specifications for oxidative stability. Should MBF request the use of an oxidative stabilizer not normally used by REG, MBF will bear the cost of said oxidative stabilizer.

6. BIODIESEL CONTRACTED AND TERM OF AGREEMENT:	The Biodiesel to be produced by REGH pursuant to this Agreement shall be produced on the dates and in the quantities specified on Schedule 1. The period commencing with the Production Commencement Date specified on Schedule 1 (attached hereto) and ending on the date on which MBF has accepted delivery of the entire Biodiesel Volume specified on Schedule 1 will be the “Initial Production Period,” with the possibility of additional volumes of Biodiesel to be produced in one or more renewal production periods thereafter. The period commencing with the Production Commencement Date specified on Schedule 1 with respect to a Renewal Production Period and ending on the date on which MBF has accepted delivery of the entire Biodiesel Volume specified on Schedule 1 for such Renewal Production Period will be the “Renewal Production Period.”

MBF will deliver to REGH the Feedstock that MBF wishes for REGH to process into Biodiesel, and REGH will produce from such Feedstock, an amount of Biodiesel at least equal to the Contractual Yield, but shall not be obligated to exceed the Biodiesel Volume listed on Schedule 1. MBF will deliver its Feedstock to the Feedstock Delivery Point in such quantities and at such times as is necessary for REGH to have a Feedstock inventory at least equal to *** gallons by the Production Commencement Date specified on Schedule 1 and maintain an inventory of Feedstock at least equal to *** gallons until such time that MBF has delivered sufficient Feedstock for REGH to produce the total volume of Biodiesel specified on Schedule 1 for the Contract Month in question (the “Required Feedstock Inventory”). REGH will produce from the Feedstock Biodiesel (in accordance with the Contractual Yield and meeting the Product Specifications contained in Sections 4 and 5 hereof) and make such Biodiesel available to MBF for pick up at the Biodiesel Delivery Point in the quantities and on the Biodiesel Delivery Dates specified on Schedule 1 hereto. MBF will accept delivery of the Biodiesel at the Biodiesel Delivery Point within ten (10) days of the later of (i) the date on which REGH makes such Biodiesel available to MBF for pickup, or (ii) the Biodiesel Delivery Date specified on Schedule 1 (as amended by the provisions of this Section 6).

*** Confidential material redacted and filed separately with the Commission.

REGH will provide notice to MBF of the daily ending inventory of Feedstock in their possession or control.

MBF’s failure to establish or maintain the Required Feedstock Inventory shall not be a breach of this Agreement. In the event that MBF fails to deliver sufficient Feedstock to establish and maintain the minimum *** gallons of Required Feedstock Inventory, REGH will nevertheless use its commercially reasonable best efforts to meet the Biodiesel Delivery Dates. If despite such efforts, REGH is unable to meet the original delivery dates due to MBF’s failure to provide the agreed quantities of Feedstock, then at REGH’s option (and except as limited by the next sentence) all Biodiesel Delivery Dates occurring after the first date on which the Feedstock inventories dropped below the required levels will be delayed by one day for each day that the Feedstock inventories are below the required levels, and Schedule 1 shall be deemed to have been amended accordingly. (If a particular day constitutes a Low Inventory Day as defined hereafter, all Biodiesel Delivery Dates will be delayed by one day under the terms of the following paragraph, and REGH shall have no right to additionally delay the Biodiesel Delivery Dates by the provisions of this paragraph.)

In the event that MBF fails to deliver sufficient Feedstock to establish and maintain a minimum of *** gallons of Feedstock in inventories, REGH may choose not to run the REGH Facility, and for every day after the first date on which the Feedstock inventories dropped below *** gallons (a “Low Inventory Day”) and continuing until a minimum of *** gallons of Feedstock inventories is maintained for a full day, all Biodiesel Delivery Dates will be delayed by one day for each day that the Feedstock inventories are below *** Schedule 1 shall be deemed to have been amended accordingly, and (except as stated in the following sentence) MBF shall pay to REGH (“Daily Toll Fee”) for each such Low Inventory Day. No Daily Toll Fees shall be assessed until after the Production Commencement Date. REGH *** will in any event use its commercially reasonable best efforts to meet the Biodiesel Delivery Dates. The Parties hereby agree that Required Feedstock Inventory requirements will be waived for the Month of August 2009 only.

If during the term of a production period MBF determines that it will not continue delivering Feedstock for processing hereunder, the parties agree to mutually determine the new quantity of Biodiesel which shall be delivered from the amount of Feedstock which MBF has or will deliver for processing (based upon the Contractual Yield) , and negotiate in good faith a new schedule for delivery of the Biodiesel (which shall not extend beyond the end of the production period (as it may have been modified by Section 6). Such modified quantity under this paragraph shall not however be used for purposes of computing the Payment Difference as defined hereafter at Section 16(c)(i), which shall continue to be based upon the metric tons of Biodiesel required to be delivered during the production period in accordance with Schedule 1 as originally agreed upon by the parties.

The Toll Fee with respect to the Biodiesel contracted for delivery shall be as specified in Section 14.

At least sixty days prior to the intended Production Commencement Date for any subsequent Renewal Production Period, the Parties shall negotiate in good faith the Biodiesel Volume to be produced during such Renewal Production Period, the Production Commencement Date for such Renewal Production Period, the Biodiesel Delivery Dates and associated quantities for such Renewal Production Period, the Base Toll Fee for such Renewal Production Period, and the Final Toll Date for such Renewal Production Period. Upon agreement of the parties, such information shall be included on Schedule 1 and shall become a part of this Agreement. By way of illustration, the Parties will agree on or before August 10, 2008, on the Biodiesel Volume, Production Commencement Date, Biodiesel Delivery Dates, and the Base Toll Fee with respect to Biodiesel to be produced by REGH for MBF for the Renewal Production Period having a Production Commencement Date of October 9, 2008. If the Parties do not agree on the Biodiesel Volume, Production Commencement Date, Biodiesel Delivery Dates, and Base Toll Fee terms for any subsequent production period prior to sixty days before the intended Production Commencement Date for any subsequent Renewal Production Period, this Agreement shall terminate following the delivery of all Biodiesel produced during the last production period for which such items were timely agreed. Upon termination of this Agreement all Feedstock and Biodiesel of MBF shall be returned to MBF.

7. UTILITIES & CHEMICALS:	REGH shall purchase and provide at its sole cost and expense all utilities, chemicals and other consumable property used in the production process, including but not limited to methanol and sodium methylate (collectively, the “Chemicals”) and all machinery, equipment, or any other non-consumable property utilized in the production process (“Machinery”).

*** Confidential material redacted and filed separately with the Commission.

8. GLYCERIN:	MBF and REGH acknowledge that REGH is subject to a certain Master Glycerin Purchasing Agreement dated July 3, 2007 originally made between U.S. Biodiesel Group, LLC and Westway Feed Products, Inc. (“Glycerin Agreement”) and that under the Glycerin Agreement, Westway Feed Products, Inc. has agreed to purchase and REGH is required to sell all of the Glycerin, as that term is defined in the Glycerin Agreement, that REGH produces at its facility. However, the parties acknowledge that this Toll Contract extension of the 10th December 2008 will be governed by the subsequent REG Toll glycerin agreement between Westway Feed Products, Inc and REGH; the terms of which are outlined below:

Westway Feed Products will remove up to *** percent of the crude glycerine from the REGH facility at a base payment of ***. If there are higher value markets, identified by either party, REGH will sell to the higher returning market, Westway and REGH agree to co-market the crude glycerine produced by REGH. For co-marketed crude glycerine REGH will receive a base payment *** of and a *** share between REGH and Westway Feed Products of the revenue above this base payment for glycerine sold outside for non-Animal Feed applications. If REGH sells the product, REGH will invoice directly to the REGH customer. If Westway Feed Products sells the product to non-Animal Feed customers, then Westway will invoice directly to the customer. REGH and Westway Feed Products will collaborate closely on the logistics and supply chain planning so as to smoothly manage the contract fulfillment of all glycerin contract commitments. All glycerin volume allocation must be mutually approved by both parties.

9. FEEDSTOCK DELIVERY POINT:	The Feedstock Delivery Point shall be the entry flange going into the raw material tanks at the LBC Terminal. MBF shall arrange for delivery of Feedstock to the LBC terminal (meeting Attachment A specifications) and REGH shall coordinate with LBC the delivery of Feedstock to the raw materials storage tank(s) during the applicable Feedstock delivery period. MBF shall be deemed to have delivered the Feedstock to the Feedstock Delivery Point upon notification by the Feedstock carrier that the Feedstock has arrived and is ready for discharge. REGH will reimburse MBF for any demurrage resulting from REGH’s lack of readiness to receive the Feedstock during the agreed Feedstock delivery period. At MBF’s request, two (2) samples of Feedstock containing one (1) liter each will be gathered and delivered to MBF from each tank car, tank truck, barge or other delivery vessel, or at the Feedstock Delivery Point, prior to loading into the raw material storage tanks at the REGH facility. Any and all sampling costs charged by the LBC Terminal (as set out on Attachment B hereto) shall be paid by MBF. After delivery, quality is the responsibility of REGH. MBF in no way will be responsible for contamination or product degradation beyond the Feedstock Delivery Point.

10. BIODIESEL DELIVERY POINT:	The Biodiesel Delivery Point shall be the flange at loadport at the LBC Terminal. Attachment B outlines applicable LBC Terminal loading procedures for product lifting, charges and hours of operation.

11. TITLE AND RISK OF LOSS:

a)      Risk of loss (but not title, which shall remain with MBF at all times) of Feedstock shall pass from MBF to REGH at the Feedstock Delivery Point. MBF shall be deemed to own, be in exclusive possession and control of, and be responsible for any damages or injury caused by or to, Feedstock delivered hereunder up to the point of delivery at the Feedstock Delivery Point. REGH shall be deemed to be in exclusive possession and control of, and be responsible for any damages or injury caused by or to, the Feedstock upon and following receipt of the Feedstock at the Feedstock Delivery Point.

b)      Risk of loss (but not title, which shall remain with MBF at all times) of Biodiesel shall pass from REGH to MBF at the Biodiesel Delivery Point. REGH shall be deemed to be in exclusive possession and control of, and be responsible for any damages or injury caused by or to, Biodiesel from the Feedstock Delivery Point until delivery at the Biodiesel Delivery Point. MBF shall be deemed to be in exclusive possession and control of, and be responsible for any damages or injury caused by or to, Biodiesel upon receipt of the Biodiesel at the Biodiesel Delivery Point, except to the extent that such damages or injury are caused by REGH’s negligence, intentional misconduct, or breach of this Agreement.

12. SECURITY INTEREST:	To evidence MBF’s ownership of the Feedstock and the Biodiesel produced therefrom, REGH hereby irrevocably authorizes MBF at any time and from time to time to file protective financing statements in any Uniform Commercial Code jurisdiction, which may include, without limitation, any initial financing statements and amendments thereto that (a) describe the Feedstock and the Biodiesel, that is the subject of this Agreement, as provided herein, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the state for the sufficiency or filing office acceptance of any financing statement or amendment, including whether REGH is an organization, the type of organization and that the taxpayer identification number of REGH is 20-3914060. REGH agrees to furnish any such information to MBF promptly upon request. REGH also ratifies its authorization for MBF to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. MBF shall have all rights and remedies under the applicable Uniform Commercial Code as a result of any such protective filings. REGH will not purport to pledge, mortgage or create, or suffer to exist a security interest in the Feedstock and the Biodiesel that is the subject of this agreement, in favor of any third party, and REGH will inform any lender, lessor or other third party that has or may have a lien or security interest in property of REGH, that MBF is the owner of the Feedstock and Biodiesel that is the subject of this Agreement. To the extent that MBF’s purchase and delivery of possession of the purchased Feedstock from REGH pursuant to this Agreement is construed as a financing arrangement or consignment instead of the bailment that is intended by the parties (whether due to the commingling of the purchased Feedstock or otherwise), REGH hereby grants to MBF a security interest in the purchased Feedstock and any product thereof, including the work in process biodiesel and finished product biodiesel derived there from.”

13. PRODUCT SEGREGATION:	No commingling of MBF’s Feedstock with feedstock belonging to any other person will be permitted, except that REGH shall be permitted to commingle Feedstock belonging to REGH or REG Marketing & Logistics Group LLC with Feedstock owned by MBF so long as such Feedstocks is of the same type, and meet the same sustainability criteria and applicable specifications for Feedstock set forth in the Agreement. The Biodiesel produced by any commingled Feedstock must in any event meet the qualifications set forth in the Agreement. No commingling of MBF’s Biodiesel with Biodiesel belonging to any other person will be permitted, except that REGH shall be permitted to commingle Biodiesel belonging to REGH or REG Marketing & Logistics Group LLC with Biodiesel owned by MBF so long as such Biodiesel was produced from Feedstock of the same type and sustainability criteria as Feedstock provided by MBF, and such Biodiesel meets the Product Specifications set forth in the Agreement No commingling of MBF’s Feedstock or Biodiesel with feedstock or biodiesel belonging to any other person other than REGH or REG Marketing &Logistics Group LLC will be permitted.

14. TOLL FEE:	The Toll Fee to be paid to REGH for its processing of the Feedstock into Biodiesel shall be the Base Toll Fee as stated on Schedule 1.

15. BLENDER’S CREDIT:	Immediately following sale of the Biodiesel to MBF, REGH will, at the request of MBF, blend the Biodiesel with petroleum diesel (supplied by REGH at its cost) to create B99.9 biodiesel at no additional charge to MBF. Any excise tax or income tax credit relating to the Biodiesel delivered to MBF will be for the account of the MBF and shall be submitted to the United States Internal Revenue Service (“IRS”) by MBF. REGH will provide MBF with a certificate guaranteeing that the Biodiesel has been domestically produced and from 100% animal fat and any other documentation reasonably requested by MBF to facilitate the application for the Blender’s Credit. REGH will not claim any excise tax or income tax credit relating to the Biodiesel delivered to MBF without the written consent of MBF.

16. PAYMENT; INABILITY TO SUPPLY:	a) Reserved.

b) Payment to REGH for Biodiesel Deliveries & Daily Toll Fees:

Upon delivery of Biodiesel (other than REGH Replacement Biodiesel or Third Party Replacement Biodiesel) at the Biodiesel Delivery Point, REGH shall prepare and deliver to MBF an invoice for the Toll Fee applicable to such Biodiesel. Each invoice must show (a) the volume of Biodiesel delivered to MBF at the Biodiesel Delivery Point, (b) the Base Toll Fee applicable to such Biodiesel, and (c) any quality differentials and other detail as agreed between the Parties. Invoices may be in either electronic or hard copy form. Upon the occurrence of a Low Inventory Day, REGH shall prepare and deliver to MBF an invoice for the Daily Toll Fee applicable to such Low Inventory Day. Upon receipt of an invoice and all related bills of lading and, as applicable, BQ9000 and/or quality certifications from REGH, MBF shall make prompt payment of

*** Confidential material redacted and filed separately with the Commission.

the invoice amounts for Toll Fees and Daily Toll Fees by direct wire or electronic transfer to the designated account of REGH no later than three (3) days from such receipt unless otherwise provided hereunder or agreed in writing by the Parties. REGH will, upon request, provide MBF with copies of paid invoices and other evidence reasonably satisfactory to MBF, to verify the amount used and cost of any additives requested by MBF set forth on any invoice.

If MBF fails to pay all or any part of any invoiced amount when due, interest will accrue daily on the unpaid amount (except for any portion thereof that is subsequently determined to be overstated) at the prime rate at WestLB AG bank plus *** per annum, compounded monthly until all amounts are paid in full. The parties agree to a rebuttable presumption that the invoices delivered by HDB are correct, if MBF does not give written notice of a dispute within 30 days of delivery of such invoice. MBF’s failure to pay any moneys due and owing under an invoice shall, subject to the default provisions of this Agreement, constitute an event of default of this Agreement.

“Final Delivery Date” will mean, with respect to a particular production period, the earlier of (i) the date upon which the final lot of the Biodiesel Volume to be delivered by REGH in such production period is ready for delivery or (ii) the date that is a number of days following the last Biodiesel Delivery Date listed on Schedule 1 (as originally stated and amended pursuant to Section 20 due to a Force Majeure, but not amended pursuant to Section 6 hereof) equal to the number of days for which MBF is obligated to pay a Daily Toll Fee. “Paid-Up Production Date” will mean the date that is a number of days following the Final Toll Date specified on Schedule 1 equal to the number of days in such production period for which MBF is obligated to pay a Daily Toll Fee. If MBF incurs Daily Toll Fees within a particular production period and the Final Delivery Date occurs prior to the Paid-Up Production Date, REGH will refund to MBF, to the extent paid by MBF, or cancel and treat as satisfied any such charge to the extent due but not paid, the Daily Toll Fees for each day for which the Final Delivery Date precedes the Paid-Up Production Date. MBF may offset any such refund due against any invoice from REGH.

c) Payment Difference:

At the end of the Initial Production Period and each Renewal Production Period thereafter, MBF shall pay to REGH any positive difference between (the “Payment Difference”): (i) the applicable Toll Fee multiplied by the number of metric tons of Biodiesel required to be delivered during such production period in accordance with Schedule 1, less (ii) the product of the Toll Fee multiplied by the sum of (A) the actual number of metric tons of Biodiesel delivered by REGH to MBF during such production period (and including any REGH Replacement Biodiesel and Third Party Replacement Biodiesel referenced herein at Section 16(d) and delivered to MBF, for which MBF has paid to REGH the applicable REGH Replacement Biodiesel Price or Third Party Replacement Biodiesel Price (as such terms are defined hereafter)), plus (B) the number of metric tons of Biodiesel required to be delivered to MBF during such production period that REGH failed to deliver in accordance with its obligations under this Agreement.

REGH shall deliver to MBF a statement of payment difference (“Statement of Payment Difference”) within three days of the end of the applicable production period. Such Payment Difference shall be paid by MBF to REGH within seven days of receipt by MBF of the Statement of Payment Difference.

d) Inability to Supply:

REGH will provide MBF with a prior written notice of any anticipated production downtime or disruption to Biodiesel production at the REGH facility caused by operational (minimum of three (3) calendar days’ notice) or maintenance issues (minimum of ten (10) calendar days’ notice) and provide detailed descriptions (including specifications and feedstock) of any available amounts of Biodiesel that REGH would propose to supply in replacement of any volumes of Biodiesel that cannot be provided by the REGH facility due to a default of REGH to perform hereunder. Such proposed replacement Biodiesel that (a) meets or exceeds the Biodiesel specifications contained in Section 5 hereof, (b) is produced using the same feedstock type or feedstock blend, (c) is produced using feedstocks meeting the same sustainability criteria as the Feedstock from with the Biodiesel being replaced would have been produced, (d) is of like kind and quality, (e) is available at the MBF’s intended port of embarkation for the Biodiesel being replaced (or such other port that the MBF agrees to in writing in its sole discretion and in advance, in which case the REGH will reimburse MBF for the Incremental Transportation

*** Confidential material redacted and filed separately with the Commission.

Costs associated with such substitute port) on or before the date on which the Biodiesel that is being replaced was to be at such port of embarkation, and (f) is offered by REGH for sale to MBF, free and clear of any liens or claims of any third party, for the price equal to the Toll Fee that MBF would have been obligated to pay hereunder for the Biodiesel being replaced (“REGH Replacement Biodiesel Price”), shall be referred to as “REGH Replacement Biodiesel.” If all above criteria are met, MBF will accept the REGH Replacement Biodiesel, and upon delivery REGH will reimburse MBF for the Incremental Transportation Costs and MBF shall pay to REGH the REGH Replacement Biodiesel Price. Any proposed replacement Biodiesel that is not REGH Replacement Biodiesel shall be referred to as “Third Party Replacement Biodiesel.”

In the event that REGH’s notice offers Third Party Replacement Biodiesel, MBF shall have the sole discretion to accept or reject such Third Party Replacement Biodiesel. If MBF does not accept an offer of Third Party Replacement Biodiesel within three (3) business days of REGH’s notice, such offer shall be deemed rejected. If MBF accepts such offer of Third Party Replacement Biodiesel, upon delivery REGH will reimburse MBF for the Incremental Transportation Costs and MBF shall pay to REGH a price equal to the Toll Fee that MBF would have been obligated to pay hereunder for the Biodiesel being replaced (“Third Party Replacement Biodiesel Price”). If REGH delivers REGH Replacement Biodiesel to MBF, and/or if MBF elects to accept Third Party Replacement Biodiesel, then REGH will be deemed to have performed its obligation with respect to the volume of REGH Replacement Biodiesel and/or the accepted volume of Third Party Replacement Biodiesel, as applicable; provided that REGH reimburses MBF for the Incremental Transportation Costs of any REGH or approved Third Party Replacement Biodiesel.

If REGH delivers REGH Replacement Biodiesel to MBF, and/or if MBF elects to accept Third Party Replacement Biodiesel, then REGH will become the owner of the Feedstock that REGH failed to process into Biodiesel, free and clear of any liens or claims of any third party, up to the volume of REGH Replacement Biodiesel delivered and/or the accepted volume of Third Party Replacement Biodiesel, as applicable, multiplied by a factor of *** for tallow Feedstock, and multiplied by a factor of *** for soybean oil Feedstock. Title to such Feedstock will pass to REGH only upon delivery and passage of title, free and clear of any liens or claims of any third party, to MBF of the REGH Replacement Biodiesel and/or the accepted Third Party Replacement Biodiesel, as applicable. If REGH does not offer REGH Replacement Biodiesel and/or Third Party Replacement Biodiesel, or if MBF does not accept the Third Party Replacement Biodiesel offered, as applicable, REGH’s failure to deliver the committed Biodiesel shall, subject to the default provisions of this Agreement, constitute a default of this Agreement.

For purposes of this Section, “Incremental Transportation Costs” means the excess of (a) the sum of any and all costs to transfer the REGH Replacement Biodiesel or approved Third Party Replacement Biodiesel to MBF’s final destination and any and all costs associated with delaying or cancelling transportation arrangements previously arranged by MBF for transportation of the Biodiesel, over (b) the sum of any and all costs that would have been incurred to transfer the Biodiesel to MBF’s final destination had REGH delivered such Biodiesel in accordance with this Agreement, as measured by the cost of the transportation arrangements previously arranged by MBF for transportation of the Biodiesel.

e) BQ-9000 Accreditation:

Notwithstanding anything to the contrary in the foregoing, MBF agrees that the BQ9000 quality accreditation for the REGH facility will not be required for the first twelve (12) months of operation of the REGH facility, (with such twelve month period commencing after the date of first delivery of Feedstock by MBF to the REGH facility) to allow the REGH facility to achieve BQ9000 accreditation. At all times prior to achieving BQ9000 accreditation, the Biodiesel processed for MBF shall meet the Product Specification as outlined above and REGH shall provide a chemical analysis confirming adherence to these specifications. MBF and REGH may waive the BQ9000 accreditation requirement for the REGH facility if both Parties mutually agree to use a different quality certification system.

f) Excess Capacity:

In the event that REGH determines during the Initial Production Period that the REGH Facility has the capacity to produce more Biodiesel than the amount contained on Schedule 1, REGH will notify MBF of such additional capacity and the revisions to the Biodiesel Delivery Dates on the applicable Schedule 1 that would result from such increased production and MBF shall have the option to agree to such increased production.

In the event REGH determines the REGH Facility has the capacity to produce more Biodiesel for MBF in any future Renewal Production Period than the amount contained in Schedule 1, REGH will notify MBF of such additional capacity, and MBF shall have the option to agree to such increased production (subject to the parties negotiating in good faith and agreeing to appropriate revisions to the Schedule 1 and other necessary terms of a such Renewal Production Option).

In either case, if MBF acquires additional production capacity, REGH will be compensated for such increased production at the Base Toll Fee agreed for such production period. If MBF does not elect to acquire such additional production capacity, REGH shall be free to utilize such additional capacity as it deems appropriate, including contracting with third parties or producing for its own account.

17. TAXES:	The Toll Fee does not include any federal, state or municipal tax, duty, charge, levy or fee, that REGH now or hereafter may be required to pay to any governmental authority or collect and pay over to any governmental authority, by reason of the processing of MBF’s Feedstock into Biodiesel pursuant to this Agreement (collectively “Taxes”). Any Taxes shall be invoiced by REGH to MBF as soon as reasonably practicable, along with a detailed calculation of the tax due, and must be paid by MBF to REGH at the same time and on the same conditions as REGH is required to pay them under applicable law. As used in this Section “Taxes” shall not include any income or franchise taxes, or similar taxes based on the income, revenue, assets or capital of REGH. MBF shall have the right to contest the imposition or amount of any Taxes through appropriate legal proceedings, which proceedings may be brought in the name of REGH if required by applicable law.

18. INSPECTION AND BIODIESEL/FEEDSTOCK QUANTITY MEASUREMENT:	The parties agree to a rebuttable presumption that the quality and quantity of Feedstock delivered at the Feedstock Delivery Point are as stated on the weight and quality certificates issued upon loading of the delivery vessel, barge, or railcar at its origin. REGH may, at its sole expense, obtain independent measurement of the quantity and quality of Feedstock delivered, including by means of a third-party witness surveyor and/or lab, and may dispute any such measurements and/or quality assertions.

For purposes of tracking any loss of Biodiesel and for invoicing, REGH shall provide MBF the bills of lading in accordance with the measurements taken at the Biodiesel Delivery Point. The quantity of Biodiesel delivered by REGH and accepted by MBF will be measured at the location where the Biodiesel is loaded into the transportation equipment, using standard industry practice at the time of measurement, and: (i) in the case of delivery into rail cars, by means of the railcar’s gauging device and applicable outage tables; (ii) in the case of delivery into tank trucks, by means of metering device at REGH’s option; and (iii) in the case of delivery into barges, pipelines or storage facilities, by gauges in officially calibrated land tanks at the LBC Terminal. REGH shall ensure that such tank gauges are calibrated per API standards. All such volumetric measurements will be corrected for temperature to: (A) 60º F when measured in Imperial or U.S. units; and (B) 15º C when measured in metric or the Systeme Internationale units. The parties agree to a rebuttable presumption that these measurements are correct for the purposes of this Toll Agreement. MBF may, at its sole expense, obtain independent measurement of the quantity of Biodiesel delivered, including by means of a third-party witness surveyor, and may dispute any such measurements.

REGH will gather two (2) samples of Biodiesel containing one (1) liter each from the final Biodiesel storage tank prior to delivery of the Biodiesel, prior to loading a barge or other vessel, tank car or tank truck and deliver one sample to MBF and one sample to a mutually agreed independent laboratory for testing. After the sample has been drawn, no further additions of any kind will be made to such final tank until after the Biodiesel delivery for which such sample was drawn to certify. Based upon such independent testing results, REGH will provide to MBF at the time of each delivery of Biodiesel, quality certificates certifying that the delivered Biodiesel meets the product specifications required by this Agreement at the Biodiesel Delivery Point. All costs, including demurrage, for such independent inspection shall be borne equally by MBF and REGH, if such independent inspection confirms that the Biodiesel meets the product specifications required by this Agreement at the Biodiesel Delivery Point; and all costs, including demurrage, for such independent inspection shall be borne exclusively by REGH, if such independent inspection fails to confirm that the Biodiesel meets the product specifications required by this Agreement at the Biodiesel Delivery Point. Unless instructed by MBF not to do so, REGH will further draw two (2) samples of Biodiesel containing one (1) liter each to be drawn at the Biodiesel Delivery Point and delivered to MBF at MBF’s expense (at the sampling costs stated on Attachment B). MBF may appoint, at its own expense, employ a third-party witness surveyor to witness the drawing of any samples required to be taken pursuant to this paragraph; and, upon written notice of MBF, REGH will arrange access to the sample drawing procedure for such third-party witness surveyor.

19. DEFAULT:	Each Party will be entitled to all damages and other rights and remedies available at law or in equity, in addition to any other remedies as may be provided in this Agreement, upon the default or other failure to perform of the other Party; provided, however, that before terminating this Agreement the party claiming default or failure to perform shall first provide the defaulting party with written notice detailing the circumstances of its failure to meet its obligations hereunder and an opportunity to cure such failure within ten (10) days of such notice. Notwithstanding any other provision of this Agreement to the contrary, no Party shall be liable to any other Party for consequential, incidental, punitive, exemplary or indirect damages, lost profits or revenues, (except as a part of direct damages) or other indirect damages claimed in contract, equity, strict liability or indemnity, by statute or otherwise.

20. FORCE MAJEURE:	The following events, to the extent that they are unforeseen or beyond a party’s reasonable control notwithstanding the exercise of due diligence, shall constitute events of “Force Majeure” if affecting a party’s ability to perform an obligation required under this Agreement: (i) acts of God; (ii) war, terrorism, fire, storm, flood, earthquake, or explosion; (iii) strike, lock-out, disputes with workmen or labor shortages; (iv) transportation embargoes, failures or delays that affect a Party’s source of supply for the Feedstock or Chemicals, or delays (except failures or delays resulting from a lack of a party’s funds or other default of obligations) in delivery or acceptance of any inventory or materials (except delays resulting from a lack of a party’s funds), including, without limitation, crude oil, natural gas, natural gasoline, supplies, raw materials, ingredients necessary in the production of the Biodiesel. Notwithstanding anything herein to the contrary, a lack of funds or insolvency or plant start-up or production trouble does not constitute an event of Force Majeure.

If either party fails to observe or perform any of its obligations pursuant to this Agreement and such failure is a consequence of an event of Force Majeure, such failure does not constitute a breach and the performance or observance of such obligation will be suspended during the continuation of the Force Majeure provided that the party claiming Force Majeure:

(a) provides prompt written notice to the other party specifying in reasonable detail the nature of the Force Majeure;

(b) takes reasonable actions to remedy the Force Majeure as soon as is reasonably possible; and

(c) provides written notice to the other party after the Force Majeure has been remedied as soon as is reasonably possible.

Notwithstanding any other provision of this Agreement, a claim of Force Majeure does not under any circumstances suspend the obligation of MBF to make payment for any Product already delivered in accordance with this Toll Agreement. If by reason of Force Majeure, REGH is unable to supply its total demand for Biodiesel among all of REGH’s other buyers, REGH will, to the extent that it has received MBF Feedstock for which it has not delivered Biodiesel, process such Feedstock into Biodiesel and deliver such Biodiesel to MBF in preference to any other customers of REGH. REGH is not under any obligation to obtain Biodiesel from any other source. MBF is not obligated to take any deliveries as set out in Schedule 1, included in this Toll Agreement and by this reference incorporated herein, that would otherwise have been made during the period of the Force Majeure.

21. TIME IS OF THE ESSENCE; UNDER-LIFTING:	Time is of the essence, and all deliveries will be made in accordance with Schedule 1 (as may be modified by Section 6 herein, if applicable) during loading hours agreeable to LBC, REGH and MBF. Unless otherwise agreed, MBF will be responsible for lifting the total Biodiesel Volume in accordance with the terms of this Agreement and will be liable for any costs incurred or direct damages, including, to the extent REGH is forced to halt production, toll fees owed per Schedule 1, caused to REGH if the product is not lifted according to this Agreement.

22. RAIL CAR DELIVERIES OF FEEDSTOCK:	MBF understands that REGH has the contractual right under its lease with LBC to receive four inbound rail cars per day of Feedstock and two inbound rail cars per day of Chemicals and that any additional storage of rail cars at the LBC Terminal may require storage, switching and heating fees passed through from LBC Terminal and/or the Union Pacific Railroad and any charges incurred by REGH as a result of MBF‘s delivery of more than four inbound railcars in one day pursuant to this Agreement shall be passed through to MBF at cost.

23. BARGE OR VESSEL DELIVERIES OF FEEDSTOCK AND BARGE OR VESSEL OFF-TAKE OF BIODIESEL:	MBF shall notify or cause REGH to be notified of ETA 48/24 hours prior to barge arrival at load port. In the event MBF fails to provide such notice, laytime shall start when barge is all fast at berth.

The LBC vessel and barge berth is approved by MBF. Attachment B hereto details the minimum requirements for the vessel and barge berths. MBF’s barges and vessels must comply with U.S. Coast Guard (“USCG”), load port and terminal regulations in effect at the time of load.

Laytime/Demurrage – The amount of laytime to apply to a barge or vessel is to be agreed to by the parties prior to placement of a barge at loading berth. Laytime will commence upon a barge’s arrival at the terminal or waiting area if barge is tendered within the delivery period. If the barge or vessel is tendered prior to the delivery period, laytime will commence at 00:00 hours local time on the first day of the delivery period or when the barge is all fast, whichever is first. If the barge or vessel is tendered after the delivery period, laytime shall commence with the barge is all-fast. In the event discharge occurs at a public terminal that provides dock availability on a first come, first serve basis, laytime shall commence when the barge is all-fast. Demurrage shall be calculated per running hour after the expiration of agreed to laytime, and prorated for any part thereof. Demurrage and claims, if any, shall be based on charter party rate, terms and conditions. Notwithstanding the provisions of this subparagraph c), any Laytime/Demurrage charges incurred by REGH imposed by the LBC Terminal shall be passed through at cost to MBF, unless otherwise provided elsewhere in this Agreement.

Wharfage charges from the port of Houston and intra-terminal transfer charges shall be passed through at cost to MBF.

*** Confidential material redacted and filed separately with the Commission.

Attachment B contains a detailed listing of wharfage rates and charges.

24. INSURANCE AND INDEMNITY	REGH will not be obligated to obtain or carry any property insurance on MBF’s Feedstock or Biodiesel covering losses due to fire or other physical perils, it being expressly understood and agreed that such property insurance on the Feedstock and Biodiesel, if any be desired by MBF, shall be so carried by MBF at its own expense. Notwithstanding any provision to the contrary, the risk of loss and responsibility for the Feedstock and Biodiesel shall be allocated as stated in Section 11 hereof.

REGH and MBF must each, at its own cost and expense, obtain and maintain throughout the term of the Agreement commercial general liability insurance providing, in the case of the insurance carried by REGH, for a combined single limit of *** United States dollars *** for each occurrence or accident/***aggregate and, in the case of the insurance carried by MBF, for a combined single limit of *** United States dollars *** for each occurrence or accident/***aggregate, each with provision in respect of coverage for bodily injury (including death at any time resulting from bodily injury) and personal injury sustained by any person or persons and for injury to, or destruction of property (including loss of use or occupancy), and including all contractually assumed obligations covered in this Agreement, with extension of territorial limits to include operations under this Agreement. REGH will cause its insurers to endorse the commercial general liability insurance described in this Section 24 (and any property insurance coverage purchased by REGH) to include MBF as an additional insured on all such insurance policies to the extent of the liabilities agreed to be assumed by REGH hereunder.

REGH will obtain and maintain workers’ compensation insurance coverage for all of its employees and require that any subcontractor engaged by REGH has workers’ compensation coverage for all of the subcontractors’s employees.

Each party must promptly (a) provide, upon request of the other party, certificates of insurance or other documentary evidence that the insurance coverages required by this Section 24 are in place and valid; and (b) notify the other party of any termination of any insurance policy required by this Section 24.

Except as otherwise provided in this Agreement, REGH shall indemnify and hold MBF harmless from and against all claims,

demands, losses, fines, penalties, expenses (including reasonable attorneys fees) costs, suits, and liabilities (collectively “Claims”) caused by or resulting from negligent or intentional wrongful acts or omissions on the part of REGH, its employees, agents, or contractors in the performance of this Agreement. Except as otherwise provided in this Agreement, MBF shall indemnify and hold REGH harmless from and against all Claims, caused by or resulting from negligent or intentional wrongful acts or omissions on the part of MBF, its employees, agents or contractors in the performance of this Agreement. In the event that any Claim is caused in whole or in part by the concurrent negligent or intentional wrongful acts or omissions of REGH, its employees, agents or contractors on the one hand, and MBF, its employees, agents or contractors on the other hand, then this obligation to indemnify shall be comparative and each party shall indemnify the other to the extent that such party’s negligent or intentional wrongful acts or omissions were the cause of such Claim.

25. NOTICE:	Any notice required or permitted to be given pursuant to this Agreement is validly given if in writing and: (i) personally delivered; (ii) sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy and a confirmation of delivery; or (iii) sent by prepaid registered mail or recognized overnight carrier, addressed to the applicable party at its address indicated below or to such other address as any party may specify by notice in writing to the other. Any notice personally delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered. Any notice given by facsimile or other means of electronic communication will be deemed conclusively to have been given on the date specified on the confirmation of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given when actually received.

In the case of MBF:

Paul Chatterton,
ED&F Man Biofuels, Inc.
Cottons Centre
Hay’s Lane
London
SE1 2QE
Fax: (0044) 207 089 8301

With a copy to:

Olivia Adams
ED&F Man Biofuels, Inc.
365 Canal Street, Suite 2929
New Orleans, Louisiana 70130
Facsimile: (504) 522 1638

With a copy to:

Leon J. Reymond, III, Esq.
Stone Pigman Walther Wittmann L.L.C.
546 Carondelet Street
New Orleans, LA 70130
Facsimile: (504) 581-3361

In the case of REGH:

Houston Biodiesel, LLC
11666 Port Rd
Seabrook, TX 77586
Attn: Greg Fleming
Facsimile: 281-474-3349

With a copy to:

Renewable Energy Group, Inc.
416 S. Bell Ave., PO Box 888
Ames, IA 50010-0888
Attn: Nile Ramsbottom
Facsimile: 515-239-8019

26. MATERIAL SAFETY DATA SHEET:	MBF has provided to REGH, and by taking delivery of Feedstock in accordance with this Agreement, REGH acknowledges receipt of, MBF‘s current Material Safety Data Sheet(s) concerning the properties of and safe handling procedures of the Feedstock. REGH represents and warrants that it is familiar with the properties of and safe handling procedures for the storage, handling, transportation and use of the Feedstock. REGH has provided to MBF, and by taking delivery of Biodiesel in accordance with this Agreement, MBF acknowledges receipt of, REGH’s current Material Safety Data Sheet(s) concerning the properties of and safe handling procedures of the Biodiesel. MBF represents and warrants that it is familiar with the properties of and safe handling procedures for the storage, handling, transportation and use of the Biodiesel. MBF will inform its customers of the safe-handling procedures for the Biodiesel.

27. CHANGES IN BLENDER’S TAX CREDIT:	If any changes occur in the applicable law prior to or during this contract period that will affect the availability of the blender tax credit of $1 per gallon for Biodiesel delivered during this contract period, then MBF may terminate this Agreement at their option without any further liability or obligation to HBD other than in respect to amounts due for liabilities that have accrued prior to the date of such termination

28. GOVERNING LAW:	This Toll Agreement shall be interpreted and governed in accordance with the laws of the State of Delaware, USA (excluding any conflicts of law rule or principle that would otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction). The United Nations Convention on Contracts for the International Sale of Goods, or any subsequently enacted treaty or convention, will not apply or govern this Agreement, its interpretation, or performance by the parties.

29. RINS:	Renewable identification numbers (“RINS”) associated with the Biodiesel produced from MBF’s Feedstock will be the property of MBF. REGH will generate RINS for the biodiesel produced from MBF’s Feedstock and will transfer said RINS to MBF within 7 working days of the lifting of the Biodiesel by MBF.

30. CONFIDENTIALITY:	This Agreement may not be disclosed in whole or in part by either MBF or REGH to any third party without obtaining prior written consent of the other party, unless such disclosure is required by law, is necessary to obtain regulatory approval or reporting, or for obtaining any necessary financing. MBF acknowledges and agrees that REGH may disclose the Agreement to its investors, provided that such investors are advised of its confidential nature.

31. ASSIGNMENT:	In all cases, neither party may assign its rights pursuant to this Agreement, without the prior written consent of the other party, which consent may not be unreasonably withheld. Any transfer of either party’s interest in this Agreement by merger, consolidation, dissolution, or liquidation will be deemed an assignment of rights within the meaning of this Section 31. Further, unless REGH’s stock is listed on a recognized stock exchange, any transfer or transfers of REGH’s capital stock, membership interests or partnership interests (whether of record or beneficially) subsequent to the date of this Agreement which, in any one calendar year, amount to thirty-five percent (35%) or more of the capital stock, membership interests or partnership interests of REGH will also be deemed an assignment of rights within the meaning of this Section 31.

32. DISPUTE RESOLUTION:	Any controversy or claim (a “Claim”), whether based on contract, tort, statute, or other legal or equitable theory (including, but not limited to, any claim of fraud, misrepresentation, or fraudulent inducement or any question of validity or effect of this Agreement including this Section), arising out of or related to this Agreement (including any amendments, annexations, and extensions) or any breach will be settled by consultation between the parties. If consultation does not resolve the Claim within 30 days (unless otherwise extended by mutual agreement of the parties) after receipt of the written notice of the Claim, the Claim must be settled by binding arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes and this Section. The arbitration will be governed by the United Stated Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of any inconsistent provision of state law or provision that would produce a different result. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration will be held in Houston, Texas. There will be one arbitrator. The arbitration will determine the Claim of the parties and render a final award in accordance with the substantive law set forth in Section 28. The arbitrator will set forth the reasons for the award in writing. Notwithstanding the foregoing, MBF shall be entitled to enforce, perfect, protect, or maintain its ownership rights in the Feedstock and Biodiesel against any lien or competing claim of any third party, and to obtain possession of its property, in any court of competent jurisdiction for such purpose.

[Signature Page to Follow]

MBF ED&F MAN BIOFUELS, INC.

By: /s/ Olivia S. Adams
Print Name: Olivia S. Adams
Title: Head of ED&F Man Biodiesel North America

REGH REG HOUSTON, LLC

By: /s/ Gary Haer
Print Name: Gary Haer
Title: Vice President Sales and Marketing

Attachment A

Houston Biodiesel
	Revised	5/16/2008	Myron Danzer
RBD Palm Oil Specification
Parameter	Specification	Test Procedure	Notes
FFA (as Palmitic)	0.1% max.
M&I	0.1% max.
I.V (Wijs)	50-55
M.Pt degrees C (AOCS Cc 3-25)	33-39
Colour (5 1/4” Lovibond cell)	3 Red max.

RBD Palm Olein Specification
Parameter	Specification	Test Procedure	Notes
FFA (as Palmitic)	0.1% max.
M&I	0.1% max.
I.V (Wijs)	56 min.
M.Pt degrees C (AOCS Cc 3-25)	24 max.
Colour (5 1/4” Lovibond cell)	3 Red max.

RBD Soybean Oil
Parameter	Specification	Test Procedure	Notes

In accordance with Rule 103 – Definitions of Grades and Quality of Soybean Oil Used for Specific Purposes	See Attachment D

[ ] FFA %: Typical .025, Our Spec .10 Max, Phos ppm: Typical 1 Max, Our Spec 3 Max Moisture %: Typical .05 to .08, Our Spec .10 Max Soaps: Typical 0 ppm, Our Spec 5 Max
Iodine Value: Typical 128 to 131 Our Spec 125-139 Appearance Clear and Free of Foreign Material

Tallow Specification
Parameter
Max 0.75% FFA
MIU max 1%

Attachment B

Marine Requirements at the LBC Terminal - Houston

1	Barge Specifications

Barge	Max
Draft	12.5 feet
Beam	50 feet
Length	295 feet

Barge Notes

Header must be located on either bow or stern

No mid-ship headers allowed

Barge must be equipped with off-loading pump(s)

Barge header smaller than 6” will result in longer wharf times for loading/unloading

2	Ship Specifications

Ship	Max
Draft	40 feet
Beam	106 feet
Length	625 feet

3	Notes General to both Barge and Ship

Max pump discharge pressure not to exceed 90 psig

4	Port of Houston wharfage fee currently at $.24 per metric ton of product transferred which is the responsibility of MBF. Wharfage fee is subject to change per Port of Houston’s discretion.

5	Marine delay charges are as follows (MBF shall be responsible for):

Ship	$525 per hour
Barge	$263 per hour

Ship and/or barge must be ready to load/unload upon arrival at LBC docks. There will be a four (4) hour grace period per ship visit and two (2) hour grace period per barge visit. All customer testing /sampling, etc., must be completed during this grace period.

6	Hours of operation are 24 hours a day, seven days a week.

7	Sampling, excludes postage and packaging if shipped, $63.00 per sample up to 5 gallon

Attachment C – reserved.

Attachment D

Rule 103 c. Fully Refined Soybean Oil

Fully Refined Soybean Oil sold for export shall be pure soybean oil. It shall be produced from fair average quality crude soybean oil from which essentially all of the free fatty acids and non-oil substances have been removed by refining treatments. It shall meet the following specifications:

Analytical Requirements:

i.	Flavor shall be bland.

ii.	Color (Lovibond) Maximum 20Y/2.0R using AOCS Method Cc 13b-45

iii.	% FFA (% by wt.) Maximum 0.05 using AOCS Method Ca 5a-40

iv.	Clear and brilliant in appearance at 70-85° F

v.	Cold Test – Minimum 5 1/2 hrs. using AOCS Method Cc 11-53

vi.	Shall contain not more than 0.10% moisture and volatile matter using AOCS Official Method Ca 2c-25.

vii.	The unsaponifiable content shall not exceed 1.5% when determining according to AOCS Method Ca 6a-40.

viii.	The peroxide value Meq/Kg shall not exceed 2.0 when determined by AOCS Method Cd 8-53.

ix.	Stability – AOM, Minimum is 8 hrs. 35 Meq/Kg when using AOCS Method Cd 12-57.

x.	Preservatives (GRAS) are permitted.

Chemical analysis shall be made in accordance with the methods from “official Methods and Recommended Practices of the American Oil Chemists’ Society, Chapter: Commercial Fats and Oils, Section C.”

The chemical analysis to determine quality shall include the qualitative test for fish oil and marine animal oils as prescribed by AOAC Method No. 974.20, and shall be negative.

Physical Requirements:

i.	The oil shall be clear and brilliant in appearance at 70° - 85° F.

ii.	The oil shall be free from settlings or foreign matter of any kind.

iii.	The oil shall have a clean, fresh flavor and shall be free from rancid, beany, painty, sour or other objectionable flavors or odors, as specified in U.S. Department of Agriculture specifications A-A-20091D.

*** Confidential material redacted and filed separately with the Commission.

Schedule 1

Production Period	January 1 2010 - March 31 2010
Biodiesel Volume

*** gallons January

*** gallons February

*** gallons March

Total *** U.S gallons.

Total Biodiesel Volume is approx; actual volume will be determined by Feedstock railcar weights converted by Contractual Yields outlined in clause 3)

Production Commencement Date	January 1 2010
Base Toll Fee per mt	$*** per gallon.
Biodiesel Delivery Dates:	Date	Quantity to be Delivered US gallons)

Lifting dates to be mutually agreed by Parties

Final Toll Date	March 31 2010

29